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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VISUAL NETWORKS, INC.

                            Pursuant to Section 242
                         Of the Corporation Law of the
                               State of Delaware

                  Visual Networks, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

                  The date of incorporation of the Corporation is December 13, 1994.

                  At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amended and restated Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed amendment and restatement by the affirmative vote of the holders of at least a majority of the Common Stock at the Annual Meeting of Stockholders in accordance with Sections 211 and 242 Of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment and restatement is as follows:

                  RESOLVED: That the Certificate of Incorporation of the Corporation be and hereby is amended and restated as follows:

       FIRST:     The name of the Corporation is Visual Networks, Inc.  The
date of filing of its original Certificate of Incorporation with the Secretary of State was December 13, 1994.

       SECOND:    This Amended and Restated Certificate of Incorporation
restates and integrates and further amends the Certificate of Incorporation of the Corporation and all prior amendments thereto by deleting from the Certificate of Incorporation, as amended, all provisions thereof and substituting in lieu thereof the Amended and Restated Certificate of Incorporation set forth in Paragraph 3 below.

       THIRD:     The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended and restated hereby to read as herein set forth in full:

                  1. Name. The name of the corporation is Visual Networks, Inc.

                  2. Registered Office and Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of

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Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Trust Company.

                  3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and exercise all of the powers and privileges granted by such law and other laws of Delaware.

                  4. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, of which (i) 50,000,000 shall be shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 5,000,000 shall be shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

              A.    Common Stock

              (1) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

              (2) Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

              (3) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

              (4) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

              (5)  Redemption. The Common Stock is not redeemable.

              B. Preferred Stock. The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation of the Corporation, to provide, by resolution and by filing a certificate pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

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              (1)  the number of shares constituting that series and the distinctive designation of that series;

              (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

              (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

              (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

              (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

              (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

              (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

              (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

                   5.  Term. The Corporation is to have perpetual existence.

                   6. Bylaws. The bylaws of the corporation may be altered, amended or repealed by the vote of a majority of all of the directors or by the vote of holders of a majority of the stock entitled to vote.

                   7. Limitation on Liability. No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation of its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

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                  If the General Corporation Law of Delaware or any other
statute of theState of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article 7.

                  Any repeal of or amendment to this Article 7 shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

                  8.       Election of Directors.

                  (A) General. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide. Except as otherwise provided in this Certificate of Incorporation or a certificate of designation relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-lawsof the Corporation. No director of the Corporation need be a stockholder of the Corporation.

                  (B) Classification. The Board of Directors shall be classified with respect to the time for which they severally hold office into three separate classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the manner specified in the Bylaws of the Corporation to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2000 annual meeting of stockholders. Each initial director in Class II shall hold office initially for a term expiring at the 1999 annual meeting of stockholders. Each initial director in Class III shall hold office for a term expiring at the 1998 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article 8, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal.

                  9. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. At such time as the Corporation shall be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders, and may not be effected by any consent in writing by such stockholders, unless such consent is unanimous.

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                  10.      Corporate Records.  The books of the Corporation may
be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

                  11. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation.

                  12. Indemnification. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

                  Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article 12, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

                  The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the board of directors of the Corporation.

                  The indemnification rights provided in this Article 12 (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article 12.

                  FOURTH: This Amended and Restated Certificate of Incorporation shall be effective as of the date set forth below.

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                  FIFTH:  This Amended and Restated Certificate of
Incorporation has been advised by the Board and approved by the holders of at least a majority of the outstanding capital stock of the Corporation.

              IN WITNESS WHEREOF, Visual Networks, Inc. has caused this Certificate to be signed by Scott Stouffer, its President this 21st day of July, 1999.

                                           VISUAL NETWORKS, INC.

                                           By:   /s/ Scott Stouffer
                                              ----------------------------------
                                                 Scott Stouffer
                                                 President


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